SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

PULTE HOMES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PULTE HOMES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2002

To the Shareholders of Pulte Homes, Inc.:

      We will hold the annual meeting of our shareholders at the Michigan State University Management Education Center, Room 103, 811 West Square Lake Road, Troy, Michigan, on Wednesday, May 15, 2002, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1)	to elect six directors;

(2)	to act on a proposal to amend our Articles of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 shares, $0.01 par value, to 200,000,000 shares, $0.01 par value;

(3)	to act on a proposal to adopt the Pulte Homes, Inc. 2002 Stock Incentive Plan for Key Employees; and

(4)	to transact such other business as may properly come before the meeting.

      Only shareholders of record at the close of business on March 18, 2002 will be entitled to vote at the meeting.

      We call your attention to the attached proxy statement and the accompanying proxy, which we ask you to sign and return in the enclosed envelope. No postage is required if you mail the proxy from within the United States. If you attend the annual meeting, you may withdraw your proxy and vote your shares.

      A copy of our Annual Report for the fiscal year ended December 31, 2001 accompanies this notice.

By Order of the Board of Directors

JOHN R. STOLLER
Senior Vice President, General Counsel
and Secretary

Bloomfield Hills, Michigan

            , 2002

PULTE HOMES, INC.

33 Bloomfield Hills Parkway, Suite 200
Bloomfield Hills, Michigan 48304

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2002

General Information

      We will hold the annual meeting of our shareholders at the Michigan State University Management Education Center, Room 103, 811 West Square Lake Road, Troy, Michigan, on Wednesday, May 15, 2002, at 10:00 a.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. We are mailing this proxy statement and proxy to you on or about             , 2002.

      It is important that your shares be represented at the annual meeting. If you do not plan to attend the annual meeting, please sign and date the enclosed proxy and return it to us. The proxy is solicited by our Board of Directors. Shares represented by valid proxies in the enclosed form will be voted if received in time for the annual meeting. We will pay the expenses that we incur in connection with soliciting proxies, including the costs of soliciting proxies by mail or by having our directors, officers and employees contact shareholders. We will reimburse brokers or other nominees for the expenses that they incur in forwarding proxy materials to principals. If you give a proxy, you may revoke it any time before the proxy is voted.

Voting Securities and Principal Holders

      Only holders of record of shares of common stock, $.01 par value (the “Common Stock”), at the close of business on March 18, 2002 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting or at any adjournment or adjournments of the annual meeting. Each share of Common Stock has one vote. On the Record Date, [60,565,191] shares of Common Stock were issued and outstanding.

      The following table provides information regarding persons whom we know to beneficially own more than five percent of outstanding Common Stock:

Percent of Outstanding
Name and Address	Amount and Nature		Shares of Common Stock
of Beneficial Owner	of Beneficial Ownership		as of the Record Date

William J. Pulte	9,922,445(a	)	[16.38]
33 Bloomfield Hills Parkway, Suite 200 Bloomfield Hills, MI 48304
Neuberger Berman, LLC	4,310,140(b	)	[7.11]
605 Third Avenue New York, NY 10158
FMR Corp.	4,616,692(c	)	[7.62]
82 Devonshire Street Boston, MA 02109

(a)	Includes (i) 249,200 shares of Common Stock that Mr. Pulte has the right to acquire within 60 days of the Record Date pursuant to our stock option plans, (ii) 789,930 shares of Common Stock that Mr. Pulte owns jointly with his wife, (iii) 9,637,825 shares of Common Stock that are owned by various testamentary trusts of which Mr. Pulte is the sole trustee and income beneficiary, and (iv) 35,419 shares of Common Stock representing Mr. Pulte’s share of Common Stock held by the Pulte Homes, Inc. Stock Fund of the Pulte Homes, Inc. Investment Savings Plus Plan (401(k) plan) as of the Record Date. Mr. Pulte has voting power but not investment power with respect to 29 of the shares of Common Stock held by the Pulte Homes, Inc. Stock Fund. Mr. Pulte owns units of the Pulte Homes, Inc. Stock Fund, which consists of cash and Common Stock in amounts that vary from time to time.

(b)	This information is derived from a Schedule 13G filed by Neuberger Berman, Inc. on February 12, 2002. According to the Schedule 13G, Neuberger Berman, LLC has sole voting power over 2,964,340 shares of Common Stock and shared dispositive power over 4,310,140 shares of Common Stock. Neuberger Berman, LLC disclaims beneficial ownership of an additional 462,300 shares of Common Stock which are owned by employees of Neuberger Berman, LLC and its affiliate, Neuberger Berman Management, Inc.

(c)	This information is based on a Schedule 13G filed by FMR Corp. dated February 14, 2002. According to the Schedule 13G, FMR Corp. has sole voting power over 582,472 shares of Common Stock and sole power to dispose or direct the disposition of 4,616,692 shares of Common Stock.

I. ELECTION OF DIRECTORS

      Our Board of Directors proposes that (a) D. Kent Anderson, Mark J. O’Brien, John J. Shea and William B. Smith be elected as directors to hold office until the annual meeting of our shareholders in 2005, (b) Michael E. Rossi be elected as a director to hold office until the annual meeting of our shareholders in 2004, and (c) Bernard W. Reznicek be elected as a director to hold office until the annual meeting of our shareholders in 2003, or, in each case, until his successor is elected and qualified.

      The persons named in the accompanying proxy intend to vote all valid proxies received by them for the election of the nominees proposed by our Board of Directors, unless such proxies are marked to the contrary. The four nominees for a term expiring in 2005 and the nominees for terms expiring in 2003 and 2004 receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast, but they will be counted for purposes of determining whether a quorum is present. If a nominee is unable or declines to serve, which we do not anticipate to occur, the proxy holder will vote the proxies in accordance with his best judgment. The following table provides information regarding (a) each nominee for election as a director, (b) each director whose term of office as a director will continue after the annual meeting, (c) each executive officer named in the Summary Compensation Table below, and (d) and all named directors and all executive officers as a group:

					Percentage of
					Outstanding
			Shares of Our		Shares of Our
		Positions and	Common Stock		Common Stock
		Offices with Pulte	Beneficially Owned		Beneficially Owned
Name and Year		and Other	as of the		as of the	Term
First Became a Director	Age	Principal Occupations	Record Date(a)		Record Date	to Expire

Nominees for Election as Directors
D. Kent Anderson (2001)	60	Chairman of Beacon Management Corp.	18,975	(b)	*	2005
Mark J. O’Brien (2001)	59	President and Chief Executive Officer of Pulte	234,116	(c)	*	2005
John J. Shea (1995)	64	Retired Vice Chairman, President and Chief Executive Officer of Spiegel, Inc.	17,100	(d)	*	2005
William B. Smith (2001)	58	Advisory Director of Morgan Stanley Dean Witter & Co.	4,900	(e)	*	2005
Michael E. Rossi (2001)	57	Retired Vice Chairman of Bank of America	4,900	(f)	*	2004
Bernard W. Reznicek(g)	65	National Director — Special Markets of Central States Indemnity Company	418	(g)	*	2003
Directors Continuing in Office
Debra J. Kelly-Ennis (1997)	45	General Manager, General Motors Corporation	24,104	(h)	*	2003
David N. McCammon (1997)	67	Senior Partner, Strength Capital Partners, L.L.C.	27,300	(i)	*	2004
Patrick J. O’Meara (1999)	57	Chairman of Ann Arbor Acquisition Corporation	19,800	(j)	*	2003
William J. Pulte (1956)	69	Chairman of the Board of Directors of Pulte	9,922,445	(k)	[16.38]	2004

					Percentage of
					Outstanding
			Shares of Our		Shares of Our
		Positions and	Common Stock		Common Stock
		Offices with Pulte	Beneficially Owned		Beneficially Owned
Name and Year		and Other	as of the		as of the		Term
First Became a Director	Age	Principal Occupations	Record Date(a)		Record Date		to Expire

Alan E. Schwartz (1972)	76	Partner of the law firm of Honigman Miller Schwartz and Cohn LLP, which firm serves as counsel to Pulte	48,300	(l)	*		2003
Francis J. Sehn (1995)	83	Chairman of The Fran Sehn Company, Inc.	27,800	(m)	*		2004
Other Executive Officers
Roger A. Cregg	45	Senior Vice President and Chief Financial Officer of Pulte	132,819	(n)	*
Michael A. O’Brien	49	Senior Vice President — Corporate Development of Pulte	195,147	(o)	*
John R. Stoller	53	Senior Vice President, General Counsel and Secretary of Pulte	195,583	(p)	*
All nominees for director, all continuing directors and all executive officers, as a group (18 persons)			11,019,267	(q)	[18.19	]

*	Less than 1%.

(a)	All of the directors and executive officers listed in this table have sole voting power and sole investment power with respect to the shares of Common Stock that they beneficially own, except as otherwise noted below.

(b)	Includes 18,075 shares of Common Stock that Mr. Anderson has the right to acquire within 60 days of the Record Date pursuant to our stock option plans.

(c)	Includes 149,277 shares of Common Stock that Mr. O’Brien has the right to acquire within 60 days of the Record Date pursuant to our stock option plans, and 3,957 shares of Common Stock representing Mr. O’Brien’s share of Common Stock held by the Pulte Homes, Inc. Stock Fund of the Pulte Homes, Inc. Investment Savings Plus Plan (401(k) plan) as of the Record Date. Mr. O’Brien has voting power but not investment power with respect to 29 of the shares of Common Stock held by the Pulte Homes, Inc. Stock Fund. Mr. O’Brien owns units of the Pulte Homes, Inc. Stock Fund, which consists of cash and Common Stock in amounts that vary from time to time.

(d)	Includes 12,000 shares of Common Stock that Mr. Shea has the right to acquire within 60 days of the Record Date pursuant to our stock option plans.

(e)	Includes 4,000 shares of Common Stock that Mr. Smith has the right to acquire within 60 days of the Record Date pursuant to our stock option plans. In addition to the shares listed above, Mr. Smith has acquired phantom stock units that are to be settled in cash under the Pulte Homes, Inc. Deferred Compensation Agreement for Non-Employee Directors. As of the Record Date, Mr. Smith owned 942 phantom stock units under these agreements.

(f)	Includes 4,000 shares of Common Stock that Mr. Rossi has the right to acquire within 60 days of the Record Date pursuant to our stock option plans.

(g)	Mr. Reznicek is nominated for election for the first time at the annual meeting.

(h)	Includes 20,000 shares of Common Stock that Ms. Kelly-Ennis has the right to acquire within 60 days of the Record Date pursuant to our stock option plans. In addition to the shares listed above, Ms. Kelly-Ennis has acquired phantom stock units that are to be settled in cash under Pulte Homes, Inc. Deferred Compensation Agreements for Non-Employee Directors. As of the Record Date, Ms. Kelly-Ennis owned 2,209 phantom stock units under these agreements.

(i)	Includes 20,000 shares of Common Stock that Mr. McCammon has the right to acquire within 60 days of the Record Date pursuant to our stock option plans, and 7,300 shares of Common Stock owned in a trust of which Mr. McCammon is a trustee and a beneficiary. In addition to the shares listed above, Mr. McCammon has acquired phantom stock units that are to be settled in cash under Pulte Homes, Inc. Deferred Compensation Agreements for Non-Employee Directors. As of the Record Date, Mr. McCammon owned 3,065 phantom stock units under these agreements.

(j)	Includes 12,000 shares of Common Stock that Mr. O’Meara has the right to acquire within 60 days of the Record Date pursuant to our stock option plans, and 5,700 shares of Common Stock that Mr. O’Meara owns jointly with his wife.

(k)	Includes 249,200 shares of Common Stock that Mr. Pulte has the right to acquire within 60 days of the Record Date pursuant to our stock option plans, 789,930 shares of Common Stock that Mr. Pulte owns jointly with his wife, 9,637,825 shares of Common Stock that are owned by various testamentary trusts of which Mr. Pulte is the sole trustee and income beneficiary, and 35,419 shares of Common Stock representing Mr. Pulte’s share of Common Stock held by the Pulte Homes, Inc. Stock Fund of the Pulte Homes, Inc. Investment Savings Plus Plan (401(k) plan) as of the Record Date. Mr. Pulte has voting power but not investment power with respect to 29 of the shares of Common Stock held by the Pulte Homes, Inc. Stock Fund. Mr. Pulte owns units of the Pulte Homes, Inc. Stock Fund, which consists of cash and Common Stock in amounts that vary from time to time.

(l)	Includes 20,000 shares of Common Stock that Mr. Schwartz has the right to acquire within 60 days of the Record Date pursuant to our stock option plans.

(m)	Includes 16,000 shares of Common Stock that Mr. Sehn has the right to acquire within 60 days of the Record Date pursuant to our stock option plans. In addition to the shares listed above, Mr. Sehn has acquired phantom stock units that are to be settled in cash under Pulte Homes, Inc. Deferred Compensation Agreements for Non-Employee Directors. As of the Record Date, Mr. Sehn owned 6,115 phantom stock units under these agreements.

(n)	Includes 99,725 shares of Common Stock that Mr. Cregg has the right to acquire within 60 days of the Record Date pursuant to our stock option plans, 33,075 shares of Common Stock that Mr. Cregg owns jointly with his wife, and 19 shares of Common Stock representing Mr. Cregg’s share of Common Stock held by the Pulte Homes, Inc. Stock Fund of the Pulte Homes, Inc. Investment Savings Plus Plan (401(k) plan) as of the Record Date. Mr. Cregg has voting power but not investment power with respect to 19 of the shares of Common Stock held by the Pulte Homes, Inc. Stock Fund. Mr. Cregg owns units of the Pulte Homes, Inc. Stock Fund, which consists of cash and Common Stock in amounts that vary from time to time.

(o)	Includes 168,183 shares of Common Stock that Mr. O’Brien has the right to acquire within 60 days of the Record Date pursuant to our stock option plans, 200 shares of Common Stock owned in a family trust of which Mr. O’Brien is a beneficiary, and 2,263 shares of Common Stock representing Mr. O’Brien’s share of the Common Stock held by the Pulte Homes, Inc. Stock Fund of the Pulte Homes, Inc. Investment Savings Plus Plan (401(k) plan) as of the Record Date. Mr. O’Brien has voting power but not investment power with respect to 29 of the shares of Common Stock held by the Pulte Homes, Inc. Stock Fund. Mr. O’Brien owns units of the Pulte Homes, Inc. Stock Fund, which consists of cash and Common Stock in amounts that vary from time to time.

(p)	Includes 183,482 shares of Common Stock that Mr. Stoller has the right to acquire within 60 days of the Record Date pursuant to our stock option plans, and 1,165 shares representing Mr. Stoller’s share of Common Stock held by the Pulte Homes, Inc. Stock Fund of the Pulte Homes, Inc. Investment Savings Plus Plan (401(k) plan) as of the Record Date. Mr. Stoller has voting power but not investment power with respect to 29 of the shares of Common Stock held by the Pulte Homes, Inc. Stock Fund. Mr. Stoller owns units of the Pulte Homes, Inc. Stock Fund, which consists of cash and Common Stock in amounts that vary from time to time.

(q)	Includes 1,076,087 shares of Common Stock that directors and executive officers have the right to acquire within 60 days of the Record Date pursuant to our stock option plans, 828,705 shares owned jointly with spouses, the shares owned by various trusts referenced in (i), (k) and (o) above, and 47,945 shares of Common Stock representing the executive officers’ share of Common Stock held by the Pulte Homes, Inc. Stock Fund of the Pulte Homes, Inc. Investment Savings Plus Plan (401(k) plan) as of the Record Date. The executive officers have voting power but not investment power with respect to 196 of the shares of Common Stock held by the Pulte Homes, Inc. Stock Fund. They own units of the Pulte Homes, Inc. Stock Fund, which consists of cash and Common Stock in amounts that vary from time to time. In addition to the shares listed above, directors owned 12,331 phantom stock units as of the Record Date as referenced in (e), (h), (i) and (m) above.

Section 16(a) Beneficial Ownership Reporting Compliance

      Gregory M. Nelson, a Vice President of Pulte, inadvertently filed a late report on February 4, 2001 with respect to the grant of options to purchase 5,000 shares of Common Stock, pursuant to our 2000 Stock Incentive Plan for Key Employees. The late filing was due to an error in the notice we provided to Mr. Nelson regarding the number of options which we granted to him in December 2000.

      A report related to the grant of options (an “exempt” transaction) to our executive officers, Mark J. O’Brien, Roger A. Cregg, Michael A. O’Brien, John R. Stoller, Vincent J. Frees, Gregory M. Nelson and Bruce E. Robinson was inadvertently filed late on March 13, 2002.

Other Information Relating To Directors

      The following is a brief account of the business experience during the past five years of each member or nominee of our Board of Directors:

      Mr. Anderson has been Chairman of Beacon Management Corp., an investment capital firm, since April 2001. Prior to that, he was Executive Banking Officer and Special Consultant to the Chairman of Compass Bank since 1996.

      Ms. Kelly-Ennis has been a General Manager of General Motors Corporation since May 2000. Previously, she was Brand Manager, Truck Division, of General Motors Corporation since March 1999. Prior to that, she was Vice President and General Manager of the Household Products Division of Sunbeam Corporation since 1998. Prior to that, she was Senior Vice President, Marketing, of Gerber Products Company, a division of Novartis Corporation, since 1995.

      Mr. McCammon has been Senior Partner of Strength Capital Partners, L.L.C., an investment capital fund, since June 2000. Previously, he was Vice President of Finance of Ford Motor Company until his retirement in 1997.

      Mr. O’Brien has been our Chief Executive Officer since December 2001 and our President since January 1999. Before that, Mr. O’Brien was our Executive Vice President and Chief Operating Officer since 1997 and served in various capacities with our homebuilding subsidiaries since 1980.

      Mr. O’Meara is the Chairman of Ann Arbor Acquisition Corporation, which owns and operates the Ann Arbor Railroad.

      Mr. Pulte was appointed Chairman of our Board of Directors in December 2001. Prior to that, he served as Chairman of the Executive Committee of our Board of Directors (since January 1999) and Chairman of our Board of Directors from January 1991 until January 1999. Mr. Pulte served as Co-Chairman of the Executive Committee of our Board of Directors from April 1990 through March 1995.

      Mr. Reznicek has been National Director — Special Markets, Central States Indemnity Company, a specialty insurance company that is a member of the Berkshire Hathaway Insurance Group, since January 1997. Mr. Reznicek is a director of CSG Systems International, Inc. and State Street Corporation.

      Mr. Rossi was Vice Chairman of Bank America until his retirement in 1997.

      Mr. Schwartz is a partner of the law firm of Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan, which serves as counsel to Pulte and its subsidiaries. We expect to continue to retain Honigman Miller Schwartz and Cohn LLP in the current fiscal year.

      Mr. Sehn is the Chairman of The Fran Sehn Company, Inc., an international engineering consulting service company.

      Mr. Shea was Vice Chairman of the Board of Directors, President and Chief Executive Officer of Spiegel, Inc., an international multichannel specialty retailer, until his retirement in 1998. Mr. Shea is a director of Fotoball USA, Inc.

      Mr. Smith has been an Advisory Director of Morgan Stanley & Co. Incorporated since July 2000. Previously, he was Managing Director and Head of Morgan Stanley Realty since May 1997. Prior to that, he was Executive Vice President and Head of Investment Banking of Dean Witter Reynolds Inc.

      During 2001, our Board of Directors held nine meetings and acted by written consent on eight other occasions.

Committees of the Board of Directors

      Our Board of Directors has standing audit, compensation and nominating committees.

      The current members of our Audit Committee are Debra J. Kelly-Ennis, Patrick J. O’Meara, Michael E. Rossi and David N. McCammon (Chairman). The functions of the Audit Committee and its activities during 2001 are described below under the heading “Report of the Audit Committee”. The Audit Committee is governed by a written charter that was adopted by our Board of Directors. During 2001, the Board of Directors examined the composition of the Audit Committee and confirmed that all members of the Audit Committee are “independent” within the meaning of the New York Stock Exchange’s rules governing audit committees. In 2001, the Audit Committee met six times and had informal discussions in lieu of additional meetings.

      The current members of our Compensation Committee are D. Kent Anderson, Francis J. Sehn, William B. Smith and John J. Shea (Chairman). The duties of the Compensation Committee include (a) establishing compensation arrangements for key executives and directors, as authorized by our Board of Directors; (b) recommending to the Board of Directors compensation plans in which officers or directors are eligible to participate; and (c) administering our long-term compensation and stock option plans, including granting of options under the plans. During 2001, the Compensation Committee met six times and had informal discussions in lieu of additional meetings.

      The current members of our Nominating Committee are David N. McCammon, Francis J. Sehn and Debra J. Kelly-Ennis (Chairman). The Nominating Committee is responsible for (a) soliciting recommendations for candidates for our Board of Directors; (b) developing and reviewing background information for candidates; (c) making recommendations to the Board of Directors regarding such candidates; and (d) reviewing and making recommendations to the Board with respect to candidates for directors proposed by shareholders. The Nominating Committee will consider nominees for directors recommended by shareholders if such nominations are made in accordance with our Bylaws. Shareholders desiring to recommend nominees for directors for the Annual Meeting to be held in 2003 should submit such recommendations to the Chairman of the Board at 33 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, Michigan 48304, no later than March 14, 2003. During 2001, the Nominating Committee met four times and had informal discussions in lieu of additional meetings.

Compensation of Executive Officers and Directors

  Summary Compensation Table

      The following table provides information for each of the fiscal years ended December 31, 2001, 2000 and 1999 concerning the compensation of our Chief Executive Officer and of each of the other four of our most highly compensated executive officers whose total annual salary and bonus exceeded $100,000:

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation

						Awards	Payouts
				Other
				Annual		Shares	LTIP		All Other
Name and				Compen-		Underlying	Payouts		Compen-
Principal Position	Year	Salary($)	Bonus($)	sation($)		Options(#)	($)		sation($)

William J. Pulte(a)	2001	800,000	3,200,000	-0-		-0-	-0-		1,500	(g)
Chairman of the Executive	2000	700,000	2,300,000	-0-		-0-	-0-		1,500	(g)
Committee of the Board	1999	625,000	1,600,000	-0-		-0-	-0-		1,500	(g)
Robert K. Burgess(a)	2001	800,000	3,200,000	230,000	(b)	60,000	-0-		76,959	(h)
Chairman of the Board and	2000	700,000	2,300,000	-0-		384,092	12,999,829	(c)	38,298	(i)
Chief Executive Officer	1999	625,000	1,600,000	-0-		250,000	-0-		14,915	(i)
Mark J. O’Brien(a)	2001	525,000	1,807,901	-0-		159,840	-0-		48,870	(j)
President and Chief	2000	450,000	1,256,401	-0-		136,858	3,434,796	(d)	30,922	(j)
Executive Officer	1999	425,000	972,611	-0-		90,000	-0-		1,500	(g)
Roger A. Cregg	2001	390,000	894,000	-0-		172,161	-0-		5,099	(k)
Senior Vice President and	2000	345,000	684,000	-0-		87,387	75,000	(d)	3,268	(k)
Chief Financial Officer	1999	325,000	507,000	-0-		60,000	-0-		57,200	(l)
Michael A. O’Brien	2001	340,000	760,000	-0-		139,685	-0-		6,868	(m)
Senior Vice President —	2000	280,000	600,000	-0-		83,000	1,364,277	(e)	4,766	(m)
Corporate Development	1999	265,000	321,604	-0-		43,000	-0-		1,500	(g)
John R. Stoller	2001	230,000	280,000	-0-		62,396	-0-		4,911	(n)
Senior Vice President,	2000	220,000	256,000	-0-		44,000	1,072,436	(f)	3,593	(n)
General Counsel and Secretary	1999	210,000	192,790	-0-		30,000	-0-		1,500	(g)

(a)	Mr. Burgess retired on December 30, 2001 and resigned from all of his positions with us. On December 31, 2001, Mr. Pulte became Chairman of our Board, and Mr. O’Brien became our Chief Executive Officer. Mr. O’Brien will continue to serve as our President.

(b)	The amount shown represents interest accrued at a rate of ten percent per annum on the $2,300,000 bonus which Mr. Burgess earned in 2000 but deferred until 2001.

(c)	The amount shown represents (i) $8,742,975 from profits realized on sales of Common Stock following exercise of stock options with respect to such Common Stock, which stock options had been granted between 1991 and 1995 and in 2000; and (ii) $4,256,854 awarded pursuant to our Long-Term Compensation Plan for achieving specific economic profit, pre-tax income and other performance targets for the four year period from 1996 through 1999.

(d)	The amount shown represents the amount awarded to the recipient pursuant to our Long-Term Compensation Plan for achieving specific economic profit, pre-tax income and other performance targets for the four year period from 1996 through 1999.

(e)	The amount shown represents (i) $503,301 from profits realized on sales of Common Stock following exercise of stock options which had been granted in 1994 and 1995; and (ii) $860,976 awarded pursuant to our Long-Term Compensation Plan for achieving specific economic profit, pre-tax income and other performance targets for the four year period from 1996 through 1999.

(f)	The amount shown represents (i) $291,807 from profits realized on sales of Common Stock following exercise of stock options which had been granted between 1993 and 1995; and (ii) $780,629 awarded pursuant to our Long-Term Compensation Plan for achieving specific economic profit, pre-tax income and other performance targets for the four-year period from 1996 through 1999.

(g)	The amount shown represents matching contributions we made for the executive officer under our 401(k) Plan.

(h)	The amount shown includes (i) $1,500 in matching contributions that we made for Mr. Burgess under our 401(k) Plan, (ii) $49,346 representing the dollar value attributable to the term insurance and non-insurance cash value benefits associated with the split-dollar life insurance policy maintained for Mr. Burgess, and (iii) $26,113 representing the actual cost of gifts that we gave Mr. Burgess upon his retirement.

(i)	The amount shown includes $1,500 in matching contributions that we made for Mr. Burgess for each year under our 401(k) Plan and the balance ($36,798 in 2000 and $13,415 in 1999) represents the dollar value attributable to the term insurance and non-insurance cash value benefits associated with the split-dollar life insurance policy maintained for Mr. Burgess.

(j)	The amount shown includes $1,500 in matching contributions that we made for Mr. O’Brien for such year under our 401(k) Plan and the balance ($47,370 in 2001 and $29,422 in 2000) represents the dollar value attributable to the term insurance and non-insurance cash value benefits associated with the split-dollar life insurance policy maintained for Mr. O’Brien.

(k)	The amount shown includes matching contributions ($1,200 in 2001 and $900 in 2000) that we made for Mr. Cregg for such year under our 401(k) Plan and the balance ($3,899 in 2001 and $2,368 in 2000) represents the dollar value attributable to the term insurance and non-insurance cash value benefits associated with the split-dollar life insurance policy maintained for Mr. Cregg.

(l)	The amount shown includes $600 in matching contributions that we made for Mr. Cregg for such year under our 401(k) Plan and $56,600 we paid to him in 1999 as a reimbursement in connection with his relocation in 1998.

(m)	The amount shown includes $1,500 in matching contributions that we made for Mr. O’Brien for such year under our 401(k) Plan and the balance ($5,368 in 2001 and $3,266 in 2000) represents the dollar value attributable to the term insurance and non-insurance cash value benefits associated with the split-dollar life insurance policy maintained for Mr. O’Brien.

(n)	The amount shown includes $1,500 in matching contributions that we made for Mr. Stoller for such year under our 401(k) Plan and the balance ($3,411 in 2001 and $2,093 in 2000) represents the dollar value attributable to the term insurance and non-insurance cash value benefits associated with the split-dollar life insurance policy maintained for Mr. Stoller.

Option Grants in Last Fiscal Year Table

      The following table sets forth information concerning individual grants of stock options that we made during the fiscal year ended December 31, 2001 to each of the executive officers named in the Summary Compensation Table above:

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of Stock
	Shares				Price Appreciation
	Underlying	% of Total Options	Exercise		for Option Term
	Options	Granted to Employees	Price	Expiration
Name	Granted(#)	in Fiscal Year	($/Sh)	Date	5%($)	10%($)

William J. Pulte	–0–	–0–	—	—	—	—
Robert K. Burgess	60,000	3.97	34.27	02/28/11	1,293,300	3,277,500
Mark J. O’Brien	78,000	5.16	37.11	09/06/11	1,820,520	4,612,950
	100,000	6.62	43.65	12/13/11	2,745,000	6,957,000
	30,580	2.02	36.63	12/13/05	295,709	649,825
	17,580	1.16	36.63	01/04/09	302,903	723,241
	23,680	1.57	34.28	02/28/11	510,541	1,293,638
Roger A. Cregg	60,000	3.97	37.11	09/06/11	1,400,400	3,548,400
	60,000	3.97	43.65	12/13/11	1,647,000	4,174,200
	34,875	2.31	35.00	01/20/08	496,969	1,158,199
	17,894	1.18	34.28	02/28/11	385,795	977,549
Michael A. O’Brien	50,000	3.31	37.11	09/06/11	1,167,000	2,957,000
	50,000	3.31	43.65	12/13/11	1,372,500	3,478,500
	21,685	1.44	37.25	12/13/05	218,151	480,756
	18,000	1.19	34.28	02/28/11	388,080	983,340
John R. Stoller	20,000	1.32	37.11	09/06/11	466,800	1,182,800
	20,000	1.32	43.65	12/13/11	549,000	1,391,400
	10,564	.70	35.53	01/23/04	59,158	124,233
	2,960	.20	35.53	01/17/05	22,052	47,360
	8,872	.59	34.28	02/28/11	191,280	484,677

Aggregated Option Exercises and Fiscal Year-End Option Value Table

      The following table provides information regarding each exercise of stock options during the fiscal year ended December 31, 2001 by each of the executive officers named in the Summary Compensation Table above and the value of unexercised options held by the same executive officers as of December 31, 2001:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Shares Underlying		Value of Unexercised
	Shares		Unexercised		In-the-Money
	Acquired		Options at FY-End(#)		Options at FY-End($)
	on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William J. Pulte	—	—	249,200	—	6,645,464	—
Robert K. Burgess	75,906	1,723,201	925,000	413,186	24,357,188	6,034,836
Mark J. O’Brien	60,000	783,335	266,494	374,204	6,419,219	3,636,877
Roger A. Cregg	43,875	567,786	100,000	276,281	1,817,646	2,846,157
Michael A. O’Brien	30,685	619,449	190,167	204,833	4,594,557	1,726,581
John R. Stoller	17,960	287,628	194,731	93,705	4,975,076	959,382

Long-Term Incentive Plan Awards Table

      The following table provides information regarding awards that we made under our Long-Term Incentive Plan to each of the executive officers named in the Summary Compensation Table above:

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts
	Number of	Performance or	Under Non-Stock Price-Based Plans
	Shares, Units	Other Period Until
	Or Other	Maturation	Threshold	Target	Maximum
Name	Rights	Or Payout	($)	($)	($)

William J. Pulte	—	—	—	—	—
Robert K. Burgess	—	—	—	—	—
Mark J. O’Brien	*	1/1/01/01 - 12/31/03	393,750	787,500	1,575,000
Roger A. Cregg	*	1/1/01/01 - 12/31/03	195,000	390,000	780,000
Michael A. O’Brien	*	1/1/01/01 - 12/31/03	170,000	340,000	680,000
John R. Stoller	*	1/1/01/01 - 12/31/03	69,000	138,000	276,000

*	Under our Long-Term Incentive Plan, which was approved by our shareholders, performance compensation is awarded to each participant based upon pre-established objective performance goals using one or more of the following criteria (a) cumulative earnings per share, (b) average return on equity, and (c) pre-tax income. These performance thresholds, measuring performance for three consecutive year periods beginning as of each January 1st during the term of the plan, must be met or exceeded in order for the participants to earn an award. Determination of the performance compensation awarded to each participant in the plan is to be made as of the end of each three year period. However, under the terms of the plan, certain events (including certain change in control events) may trigger an earlier determination or payment date. The estimated future payouts for Mr. Burgess have been adjusted to reflect our arrangement with him regarding his retirement. See “Arrangements with Robert K. Burgess” below.

Compensation of Directors

      Under standard arrangements, we pay each of our non-employee directors an annual fee in the amount of $20,000, plus $1,500 for attendance at meetings of our Board of Directors or of committees of the Board of Directors. We also pay the chairman of each committee of our Board of Directors an annual payment of $1,000 for each committee for which he or she acts as chairman, plus $1,000 for each committee meeting over which he or she presides (in addition to the $1,500 meeting fee). We reimburse our directors for the out-of-

pocket expenses they incur in attending meetings. Directors may elect to defer the receipt of all or any part of their annual retainer and meeting and chairman fees for payment in the future, as well as earnings based upon various investment alternatives (including earnings based upon the performance of our stock).

      Non-employee directors are also entitled to receive annual grants of (a) options to purchase 4,000 shares of Common Stock, and (b) 900 shares of Common Stock under the Pulte Homes, Inc. 2000 Stock Plan for Non-Employee Directors. Our employee directors do not receive any additional compensation for services as a director.

      Arrangements with Robert K. Burgess

      Robert K. Burgess, who was Chairman of our Board of Directors and our Chief Executive Officer, retired from all of his positions with us as of December 30, 2001. Pursuant to an arrangement we entered into with Mr. Burgess, during 2002 we will make twelve monthly payments of $66,667 to Mr. Burgess. We made a one-time payment of $500,000 to Mr. Burgess on January 1, 2002. We will make a lump sum payment of $533,333 to Mr. Burgess under our Long-Term Incentive Plan which commenced on January 1, 2001. Mr. Burgess will also be eligible to receive, to the extent awards are payable to our executives, two-thirds of the award which would have been payable to him under the Long-Term Incentive Plan which commenced on January 1, 2000. Mr. Burgess will also continue to participate in our medical and dental insurance benefits program until he reaches age 65.

      Mark J. O’Brien, who was our President and Chief Operating Officer, became our Chief Executive Officer on December 31, 2001. He continues to serve as our President. William J. Pulte became Chairman of our Board of Directors on December 31, 2001.

      Report of the Compensation Committee on Executive Compensation

      General. The Compensation Committee’s overall compensation philosophy applicable to Pulte’s executive officers is to provide a compensation program that is intended to attract and retain qualified executives for Pulte and to provide them with incentive to achieve Pulte’s goals and increase shareholder value. The Compensation Committee implements this philosophy by establishing salaries, bonuses, long-term compensation plans and stock option programs. The Compensation Committee’s current policy is not to provide pension or other retirement plans for Pulte’s employees other than its 401(k) plan.

      Salaries. The Compensation Committee’s policy is to provide salaries that in most cases are less than those of similar executive officers in similar companies. The Compensation Committee determines comparable salaries through Pulte’s research and the research of consultants concerning the salaries paid by Pulte’s competitors.

      Bonuses. The Compensation Committee’s policy is to provide a significant portion of executive officer compensation through annual bonuses as incentives to achieve Pulte’s financial and operational goals and to increase shareholder value. Bonus arrangements for our executive officers are intended to make a substantial portion of each executive officer’s compensation dependent on Pulte’s overall performance, thus linking executive compensation to shareholder value and encouraging the executives to act as a team. A substantial portion of the executive officer’s bonus is conditioned upon Pulte’s achievement of an economic profit target. A portion of the bonus is also intended to recognize the executive’s individual contributions to Pulte.

      In establishing executive officers’ bonuses for 2001, the Compensation Committee and the Board of Directors took into account the strategic and operational accomplishments of the individual and Pulte, Pulte’s performance against Board-approved financial plans and economic profit targets, and certain industry comparisons. Bonuses were awarded in part on achieving certain financial targets and in part on a discretionary basis by the Compensation Committee or the Board of Directors upon recommendations from Pulte’s Chairman of the Board and Chief Executive Officer based on the individual’s performance during the year.

      Long-Term Compensation. In order to provide management with incentive to achieve the long-term growth and profitability goals of Pulte, in 2000 the Compensation Committee and the Board approved a Long-Term Incentive Plan for the key employees of Pulte and its subsidiaries. The Long-Term Incentive Plan was approved by our shareholders at our 2000 annual meeting of shareholders. Under the Incentive Plan, performance compensation is awarded to each participant based upon pre-established objective performance goals which use one or more of the following financial criteria (a) cumulative earnings per share, (b) average return on equity, and (c) pre-tax income. These performance thresholds, measuring performance for three consecutive year periods beginning as of each January 1st during the term of the Incentive Plan (each a “Performance Period”) must be met or exceeded in order for the participant to earn an award. The Long-Term Incentive Plan limits the total compensation awarded to any one participant under the Incentive Plan to $5 million per Performance Period. Awards under the Long-Term Incentive Plan may be deferred by key employees.

      Stock Options. The Compensation Committee’s policy is to award stock options to Pulte’s officers in amounts reflecting the participant’s position and ability to influence Pulte’s overall performance. Options are intended to provide participants with an increased incentive to make contributions to the long-term performance and growth of Pulte, to join the interests of participants with the interests of shareholders of Pulte and to attract and retain qualified employees. The Compensation Committee’s policy has generally been to grant options with a term of 10 years (in certain cases, with portions exercisable over shorter periods) to provide a long-term incentive, and to fix the exercise price of the options at or in excess of the fair market value of the underlying shares on the date of grant. Such options only have value if the price of the underlying shares increases above the exercise price.

      The Board of Directors has approved and has proposed that our shareholders adopt a new stock incentive plan for key employees. See “III. Proposal to Adopt the 2002 Stock Incentive Plan” below.

      2001 Compensation Decisions Regarding Robert K. Burgess. The Compensation Committee approved a $3,200,000 bonus for Mr. Burgess for calendar 2001. The bonus was based on our exceptional financial and operational performance. We substantially increased our gross revenues, net income, return on equity, closings and net new orders from 2000 levels. We successfully accomplished a strategic merger with Del Webb Corporation and strengthened our ability to meet the needs of the growing active adult market segment. We also made considerable progress in the implementation of various process improvement methodologies and certain key business initiatives. Mr. Burgess did not participate in the approval of his own compensation, but did participate in the discussion of our performance for 2001.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer and four other most highly compensated executive officers, and provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

      Pulte believes that stock options currently outstanding or subsequently granted under Pulte’s existing stock option plans, as well as under our proposed 2002 Stock Incentive Plan, either comply with Section 162(m) or are not subject to the requirements of the statute. Pulte currently intends to structure future stock option grants in a manner that complies with Section 162(m). Pulte believes that payments made under the Long-Term Incentive Plan will comply with the exception for performance-based compensation under Section 162(m). The discretionary annual bonuses paid to executive officers with respect to 2001, as described under “Bonuses” above, were not structured to comply with Section 162(m). Such bonuses do not meet Section 162(m)’s requirement that they be “payable solely on account of the attainment of one or more performance goals.” Although Pulte believes the annual discretionary bonuses, as currently structured, best serve the interests of Pulte and its shareholders by allowing Pulte to recognize an executive officer’s contribution as appropriate, the Compensation Committee may in the future structure all or a portion of the bonus compensation for certain executive officers to comply with Section 162(m).

Members of the Compensation Committee

John J. Shea, Chairman
D. Kent Anderson
Francis J. Sehn
William B. Smith

     Compensation Committee Interlocks and Insider Participation

      None of the Compensation Committee members are or ever were an officer or employee of Pulte or any of its subsidiaries.

     Stock Option Agreement and Long-Term Incentive Plan Change in Control Provisions

      Under the terms of our stock option agreements and long-term incentive plans, awards are subject to special provisions upon the occurrence of a defined “change in control” transaction. Under the stock option agreements, all options become fully vested and exercisable upon the occurrence of a change in control; and, in addition, some stock option agreements state that, in order to maintain a participant’s rights in the event of a change in control, the Compensation Committee has the right to (a) accelerate the vesting of the options to an earlier date, (b) provide for the repurchase of options upon a participant’s request for a cash amount equal to the fair market value of the option shares, minus the option exercise price, (c) make appropriate adjustment to the options to reflect the change in control, or (d) cause the options to be assumed, or new rights substituted therefor, by the acquiring or surviving company. Under the long-term incentive plans, if a change in control occurs, plan awards automatically become fully vested and payable to the plan participant.

     Report of the Audit Committee

      The Audit Committee oversees Pulte’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting policies, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Pulte’s accounting policies and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and Pulte, including the matters in the written disclosures required by the Independence Standards Board, and has considered the compatibility of nonaudit services with the auditors’ independence.

      The Audit Committee discussed with Pulte’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Pulte’s internal controls, and the overall quality of Pulte’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also approved the reappointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2002.

Members of the Audit Committee

David N. McCammon, Chairman
Debra J. Kelly-Ennis
Patrick J. O’Meara
Michael E. Rossi

Performance Graph

      The following line graph compares for the fiscal years ended December 31, 1997, 1998, 1999, 2000 and 2001 (a) the yearly cumulative total shareholder return (i.e., the change in share price plus the cumulative amount of dividends, assuming dividend reinvestment, divided by the initial share price, expressed as a percentage) on Common Stock, with (b) the cumulative total return of the Standard & Poor’s 500 Stock Index, and with (c) the cumulative total return on the common stock of publicly-traded peer issuers we deem to be our principal competitors in its homebuilding line of business (assuming dividend reinvestment and weighted based on market capitalization at the beginning of each year):

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

Among Pulte Homes, Inc., S&P 500 Index and Peer Index
Fiscal Year Ended December 31

	1996	1997	1998	1999	2000	2001

Pulte Homes, Inc.	100	136	183	149	281	299

S&P 500 Index	100	133	171	207	188	166

Peer Index**	100	144	176	118	214	291

*	Assumes $100 invested on December 31, 1996 and the reinvestment of dividends.

**	Includes Centex Corporation, D.R. Horton Inc., Hovnanian Enterprises, Inc., KB Home (formerly known as Kaufman & Broad Home Corporation), Lennar Corporation, The Ryland Group, Inc., Standard Pacific Corporation and Toll Brothers, Inc. Del Webb Corporation and Continental Homes Holding Corporation, both of which previously appeared in the index, have been excluded. D. R. Horton Inc., which acquired Continental Homes Holding Corporation in 1998, has been added to the index, and Del Webb Corporation, which we acquired in 2001, was removed from the index.

II. PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION TO
INCREASE OUR AUTHORIZED COMMON STOCK

      Article III of our Articles of Incorporation presently authorizes 100,000,000 shares of Common Stock, $0.01 par value per share, and 25,000,000 shares of Preferred Stock, $0.01 par value per share. As of the Record Date, none of the shares of Preferred Stock had been issued and [60,565,191] shares of Common Stock were issued and outstanding, with [695,082] additional shares of Common Stock reserved for issuance pursuant to stock option plans.

      Our Board of Directors has proposed an amendment to Article III of our Articles of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000.

      The approval of this proposed amendment to our Articles of Incorporation to increase the number of authorized shares of Common Stock requires the affirmative vote of the holders, as of the Record Date, of the majority of the outstanding shares of Common Stock. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining the approval of this proposal, but they will be counted for purposes of determining whether a quorum is present. We expect that our officers and directors who are also shareholders will vote for the proposal.

      If our shareholders approve the proposal, newly authorized shares of Common Stock will be available for issuance by our Board of Directors for stock splits or stock dividends, acquisitions, raising additional capital, stock options or other corporate purposes. There are no present arrangements, understandings or plans for the issuance of any such additional shares. We do not anticipate that we would seek authorization from the shareholders for issuance of such additional shares unless required by applicable law or regulation. Any additional shares, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding. There are no preemptive rights available to shareholders in connection with the issuance of any such shares.

      One of the effects of the amendment, if adopted, however, may also be to enable our Board of Directors to render it more difficult to, or discourage an attempt to, obtain control over us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. Our Board of Directors would, unless prohibited by applicable law, have additional shares of Common Stock available to effect transactions (including private placement) in which the number of outstanding shares of our stock would be increased and would thereby dilute the interest of any party attempting to gain control over us. Such action, however, could discourage an acquisition of us which shareholders might view as desirable. In addition, since our shareholders have no preemptive rights to purchase additional shares of Common Stock issued, the issuance of such shares could dilute the interests of our current shareholders.

      The Board of Directors recommends a vote FOR approval of the proposal to amend Article III of our Articles of Incorporation. Proxies solicited by management will be so voted unless shareholders specify in their proxies a contrary choice.

III. PROPOSAL TO ADOPT 2002 STOCK INCENTIVE PLAN

      The Board of Directors proposes that the shareholders approve the Pulte Homes, Inc. 2002 Stock Incentive Plan. Under the Stock Incentive Plan, both Nonqualified Options and Incentive Options, (as defined in the Stock Incentive Plan) and stock appreciation rights may be granted to key employees of Pulte and certain of our subsidiaries.

      The Board of Directors believes that it is in our best interest and the best interest of our shareholders to be able to offer stock options and stock appreciation rights to key employees, including officers, in accordance with the terms of the Stock Incentive Plan in order to provide increased incentive for such employees to make significant and extraordinary contributions to our long-term performance and growth, to join the interests of our key employees with the interests of our shareholders, and to help us and our subsidiaries to secure and retain the services of key employees. Adoption of the Stock Incentive Plan, however, could have an “anti-takeover” effect. Approval by holders of the majority of shares of Common Stock present, either in person or by proxy, at the Annual Meeting of Shareholders is necessary for shareholder approval of the Stock Incentive Plan.

      The full text of the Stock Incentive Plan is set forth in Appendix I to this Proxy Statement. The major features of the Stock Incentive Plan are summarized below, but this summary is qualified in its entirety by reference to the actual text. Capitalized terms not otherwise defined herein have the meanings given in the Stock Incentive Plan.

Administration; Plan Participants

      The Compensation Committee will administer the Stock Incentive Plan. The Compensation Committee is authorized to interpret the Stock Incentive Plan, to make, amend and rescind rules and regulations relating to the Stock Incentive Plan, and to make all other determinations necessary or advisable for the Stock Incentive Plan’s administration. The Compensation Committee, in its discretion, will choose participants in the Stock Incentive Plan from and among those key employees who are or will become responsible for the direction and financial success of us or our subsidiaries. No determination has yet been made with respect to participants in the Stock Incentive Plan.

Shares Subject to Grant

      The maximum number of shares with respect to which stock options or stock appreciation rights may be granted under the Stock Incentive Plan will be 3,000,000 shares of Common Stock. Shares covered by expired or terminated stock options or stock appreciation rights shall again become available for grant under the Stock Incentive Plan. No employee may receive options, stock appreciation rights, or any combination thereof for more than 1,500,000 shares over the term of the Stock Incentive Plan. In addition, there are certain limitations on the maximum value of Incentive Options which may become first exercisable by any person in any year. The number of shares subject to each outstanding stock option or stock appreciation right, the option price with respect to outstanding stock options, the grant value with respect to outstanding stock appreciation rights, the aggregate number of shares remaining available under the Stock Incentive Plan and the 1,500,000 share per-employee limitation shall be subject to such adjustment as the Compensation Committee, in its discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by us.

Stock Options and Stock Appreciation Rights

      Subject to the terms of the Stock Incentive Plan, the Compensation Committee may grant to participants either Incentive Options meeting the definition of an incentive stock option under Code Section 422, or Nonqualified Options not meeting such definition, or any combination thereof. The exercise price for a Nonqualified Option and an Incentive Option may not be less than 100% of the fair market value of the stock on the date of grant. However, the exercise price for an Incentive Option granted to an employee who owns more than 10% of our voting stock or any of our subsidiaries may not be less than 110% of the fair market value of the stock on the date of grant.

      Subject to the terms of the Stock Incentive Plan, the Compensation Committee may grant stock appreciation rights to participants either in conjunction with, or independently of, any stock option. Stock appreciation rights may be granted in conjunction with stock options as an alternative right or as an additional right. Upon exercise of the stock appreciation right, a participant may generally be entitled to receive an amount equal to the difference between the fair market value of the shares at the time of grant and the fair market value of the shares at the time of exercise. This amount may be payable in cash or shares of Common Stock or any combination thereof.

      Except as provided in the Stock Incentive Plan, no stock option or stock appreciation right will be transferable by a participant in the Stock Incentive Plan other than by will or by the laws of descent and distribution, and stock options and stock appreciation rights shall be exercisable, during the lifetime of the participant, only by the participant.

      If the employment of a participant in the Stock Incentive Plan by Pulte or a subsidiary of Pulte shall terminate, the Compensation Committee may, in its discretion, permit the exercise of stock options and stock appreciation rights granted to such participant (a) for a period not to exceed three months following termination of employment with respect to Incentive Options or related stock appreciation rights if termination of employment with respect to Incentive Options or related stock appreciation rights is not due to death or permanent disability of the participant, (b) for a period not to exceed one year following termination of employment with respect to Incentive Options or related stock appreciation rights if termination of employment is due to the death or permanent disability of the participant, and (c) for a period not to extend beyond the expiration date with respect to Nonqualified Options or related independently granted stock appreciation rights.

      At the time of the exercise of any option granted pursuant to the Stock Incentive Plan, the participant must pay the full option price of all shares purchased (a) in cash, or (b) with the consent of the Compensation Committee, (1) in Common Stock, (2) by Pulte retaining from the shares to be delivered upon exercise of the option the number of shares having the fair market value on the date of exercise equal to the option price, (3) by promissory note payable to the order of Pulte in a form acceptable to the Compensation Committee, (4) by a cash down payment and delivery of such a promissory note in the amount of the unpaid exercise price, or (5) by delivery of irrevocable instructions to a stock broker to promptly deliver to Pulte full payment of the option price of the shares so purchased from the proceeds of the stock broker’s sale of, or loan against, such shares. The fair market value of stock with respect to which Incentive Options are first exercisable in any one year by a participant under the Stock Incentive Plan or under any other stock option plan maintained by Pulte (or any parent or subsidiary of Pulte) cannot exceed $100,000.

Amendment or Termination of the Stock Incentive Plan

      The Stock Incentive Plan may be terminated or amended at any time by our Board of Directors. Unless terminated sooner, the Stock Incentive Plan will terminate on the date ten years after it is adopted by the Board of Directors. The termination of the Stock Incentive Plan will not affect the validity of any stock option or stock appreciation right outstanding on the date of termination.

      For purposes of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors will have the right, with or without approval of our shareholders, to amend or revise the terms of the Stock Incentive Plan at any time. However, no such amendment or revision may (a) without approval or ratification of our shareholders (1) increase the maximum number of shares in the aggregate which are subject to the Stock Incentive Plan (other than anti-dilution adjustments), (2) increase the maximum number of shares for which any participant in the Stock Incentive Plan may be granted stock options or stock appreciation rights under the Stock Incentive Plan (other than anti-dilution adjustments), (3) change the class of persons eligible to be participants under the Stock Incentive Plan, or (b) without the consent of the holder thereof, change the stock option price (other than anti-dilution adjustments) or alter or impair any stock option or stock appreciation right which shall have been previously granted under the Stock Incentive Plan.

Federal Income Tax Consequences

      The rules governing the tax treatment of options, stock appreciation rights, and stock acquired upon the exercise of options and stock appreciation rights are quite technical. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

     Stock Options

      Incentive Options granted pursuant to the Stock Incentive Plan are intended to qualify as “Incentive Stock Options” within the meaning of Section 422 of the Code. If the participant in the Stock Incentive Plan makes no disposition of the shares acquired pursuant to exercise of an Incentive Option within one year after the transfer of shares to such participant and within two years from the grant of the option, such participant will realize no taxable income as a result of the grant or exercise of such option, and any gain or loss that is subsequently realized may be treated as long-term capital gain or loss, as the case may be. Under these circumstances, we will not be entitled to deduction for federal income tax purposes with respect to either the issuance of such Incentive Options or the transfer of shares upon their exercise.

      If shares subject to Incentive Options are disposed of prior to the expiration of the above time periods, the participant in the Stock Incentive Plan will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (a) the excess of the market value of the shares on the date of exercise over the option price, or (b) the gain recognized on such disposition. In general, we may deduct such amount for federal income tax purposes in the same year. In addition, any excess of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as capital gain.

      A participant in the Stock Incentive Plan who acquires shares by exercise of a Nonqualified Option generally realizes as taxable ordinary income, at the time of exercise, the difference between the fair market value of the shares on the date of the exercise and the exercise price. In general, we may deduct such amount in the same year. Subsequent appreciation or decline in the value of the shares on the sale or other disposition of the shares will generally be treated as capital gain or loss, as the case may be.

     Stock Appreciation Rights

      A participant in the Stock Incentive Plan generally will recognize ordinary income upon the exercise of a stock appreciation right in an amount equal to the amount of cash received and the fair market value of any shares received at the time of exercise, plus the amount of any taxes withheld. In general, we may deduct such amounts in the same year, provided that the amounts constitute reasonable compensation and we satisfy certain federal income tax withholding requirements.

Withholding Payments

      If upon the exercise of a Nonqualified Option or stock appreciation right, or upon a disqualifying disposition of shares acquired upon exercise of an Incentive Option, Pulte or any of its subsidiaries must pay amounts for income tax withholding, then in the Compensation Committee’s sole discretion, Pulte will reduce appropriately the amount of stock or cash to be delivered or paid to the participant in the Stock Incentive Plan or the participant must pay such amount to us or our subsidiary to reimburse it for such income tax withholding. The Compensation Committee may, in its sole discretion, permit a participant in the Stock Incentive Plan to satisfy such withholding obligations by electing to reduce the number of shares of Common Stock delivered or deliverable to the participant upon exercise of a stock option or stock appreciation right or by electing to tender an appropriate number of shares of Common Stock back to us subsequent to exercise of a stock option or stock appreciation right (with such restrictions as the Compensation Committee may adopt).

Accounting Treatment

      Stock appreciation rights will require a charge against our earnings each year representing appreciation in the value of such rights. In the case of stock appreciation rights, such charge is based on the difference between the current market price of the Common Stock and the market value of the Common Stock on the date of grant. In the event of a decline in the market price of the Common Stock subsequent to a charge against earnings related to the estimated costs of stock appreciation rights, reversal of prior charges is made in the amount of such decline (but not to exceed aggregate prior charges against earnings).

      Generally, neither the grant nor the exercise of an Incentive Option or a Nonqualified Option under the Stock Incentive Plan requires any charge against earnings if the exercise price of the option is equal to the fair market value of the stock on the date of the grant. If the exercise price is below the fair market value of the stock on the date of the grant, an earnings charge equal to the difference will be required either at the date of grant or possibly over the term of the option.

      The approval of the proposal to adopt the 2002 Stock Incentive Plan requires the affirmative vote of the holders, as of the Record Date, of the majority of the outstanding shares of Common Stock. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining the approval of this proposal, but they will be counted for purposes of determining whether a quorum is present. We expect that our officers and directors who are also shareholders will vote for the proposal.

      The Board of Directors recommends a vote FOR the proposal to adopt the Stock Incentive Plan. Proxies solicited by management will be so voted unless shareholders specify in their proxies a contrary choice.

IV. OTHER MATTERS

Relationship With Independent Auditors

      Ernst & Young LLP are our independent auditors and our subsidiaries’ independent auditors and have reported on our consolidated financial statements included in our Annual Report, which accompanies this proxy statement. Our independent auditors are ultimately accountable to our Board of Directors and our Audit Committee. Fees for the 2001 annual audit were $964,408, and all other fees were $3,122,885, including audit related services of $787,669, and non-audit services of $2,335,216. Fees for audit related services include fees for pension and statutory audits, accounting consultations, internal audit assistance and SEC registration statements. Fees for non-audit services primarily include fees related to assistance with accounting and tax matters in connection with the Del Webb merger.

      We expect representatives of Ernst & Young LLP to be present at the Annual Meeting of our shareholders, and they will have the opportunity to make a statement at the meeting. The representatives of Ernst & Young LLP will also be available to respond to appropriate questions.

      With the recommendation of the Audit Committee, the Board of Directors has reappointed Ernst & Young LLP as our independent auditors for the year ending December 31, 2002.

Other Proposals

      We do not intend, nor do any of our directors intend, to raise any matter at the Annual Meeting other than the matters set forth in the Notice of Annual Meeting. To our knowledge, and to the knowledge of our directors, no one else intends to present any other matters for action at the Annual Meeting. If any other matters do properly come before such meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

      A shareholder proposal that is intended to be presented at the Annual Meeting of Shareholders to be held in 2003 must be received by us at our principal executive offices, 33 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, Michigan, 48304, Attention: Secretary, by December 3, 2002 to be considered for inclusion in the proxy statement and proxy relating to that meeting. Such proposals should be sent by certified mail, return receipt requested.

      We must receive notice of any proposals of shareholders that are intended to be presented at our 2003 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in our proxy statement and proxy related to that meeting, no later than February 15, 2003 to be considered timely. Such proposals should be sent to our Secretary at our principal executive offices, 33 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, Michigan, 48304 by certified mail, return receipt requested. If we do not have notice of the matter by that date, our form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

By Order of the Board of Directors

JOHN R. STOLLER
Senior Vice President, General Counsel and Secretary

March   , 2002

Appendix I

PULTE HOMES, INC.

2002 STOCK INCENTIVE PLAN

      1. Definitions: The following words and phrases, whenever capitalized, shall have the following respective meanings, unless the context otherwise requires:

      “Board of Directors” shall mean the Board of Directors of the Corporation.

      “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

      “Committee” shall mean the Compensation Committee designated by the Board of Directors of the Corporation, or such other committee as shall be specified by the Board of Directors to perform the functions and duties of the Committee under the Plan; provided, however, that the Committee shall comply with the requirements of (i) Rule 16b-3 of the Rules and Regulations under the Exchange Act, and (ii) Section 162(m) of the Code.

      “Corporation” shall mean Pulte Homes, Inc., a Michigan corporation, or any successor thereof.

      “Discretion” shall mean in the sole discretion of the Committee, with no requirement whatsoever that the Committee follow past practices, act in a manner consistent with past practices, or treat a key employee in a manner consistent with the treatment afforded other key employees with respect to the Plan.

      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

      “Incentive Option” shall mean an option to purchase common stock of the Corporation which meets the requirements set forth in the Plan and also meets the definition of an incentive stock option within the meaning of Section 422 of the Code. The stock option agreement for an Incentive Option shall state that the option is intended to be an Incentive Option.

      “Nonqualified Option” shall mean an option to purchase common stock of the Corporation which meets the requirements set forth in the Plan but does not meet the definition of an incentive stock option within the meaning of Section 422 of the Code. The stock option agreement for a Nonqualified Option shall state that the option is intended to be a Nonqualified Option.

      “Participant” shall mean any individual designated by the Committee under Paragraph 6 for participation in the Plan.

      “Participant Agreement” shall have the meaning set forth in Paragraph 7 below.

      “Plan” shall mean this Pulte Homes, Inc. 2002 Stock Incentive Plan.

      “Securities Act” shall mean the Securities Act of 1933, as amended.

      “Stock” shall mean stock or other equity interest.

      “Stock Appreciation Right” shall mean a right to receive the appreciation in value, or a portion of the appreciation in value, of a specified number of shares of the common stock of the Corporation, as provided in Paragraph 12 below.

      “Subsidiary” shall mean any corporation, limited liability company or similar entity in which the Corporation owns, directly or indirectly, Stock possessing more than 25% of the combined voting power of all classes of Stock; provided, however, that an Incentive Option may be granted to an employee of a Subsidiary only if the Subsidiary is a corporation and the Corporation owns, directly or indirectly, 50% or more of the total combined voting power of all classes of Stock of the Subsidiary.

      2. Purpose of Plan. The purpose of the Plan is to provide key employees (including officers and directors who are also key employees) of the Corporation and its Subsidiaries with an increased incentive to make significant and extraordinary contributions to the long term performance and growth of the Corporation and its Subsidiaries, to join the interests of key employees with the interests of the shareholders of the Corporation and to facilitate attracting and retaining key employees of exceptional ability.

      3. Administration. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall determine, from those eligible to be Participants under the Plan, the persons to be granted stock options, and Stock Appreciation Rights, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of any stock options, and Stock Appreciation Rights. Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to make, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the Plan’s administration. Interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Corporation, be final and conclusive. A majority of the Committee shall constitute a quorum, and the acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.

      4. Indemnification of Committee Members. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Corporation in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any option, or Stock Appreciation Right granted hereunder to the full extent provided for under the Corporation’s Bylaws with respect to indemnification of directors of the Corporation.

      5. Maximum Number of Shares Subject to Plan. The maximum number of shares with respect to which stock options and Stock Appreciation Rights may be granted under the Plan shall be 3,000,000 shares in the aggregate of common stock of the Corporation. The number of shares with respect to which a Stock Appreciation Right is granted, but not the number of shares which the Corporation delivers or could deliver to a Participant upon exercise of a Stock Appreciation Right, shall be charged against the aggregate number of shares remaining available under the Plan; provided, however, that in the case of a Stock Appreciation Right granted in conjunction with a stock option under circumstances in which the exercise of the Stock Appreciation Right results in termination of the stock option and vice versa, only the number of shares subject to the stock option shall be charged against the aggregate number of shares remaining available under the Plan. If a stock option or Stock Appreciation Right expires or terminates for any reason (other than termination as a result of the exercise of a related right) without having been fully exercised, the number of shares with respect to which the stock option or Stock Appreciation Right was not exercised at the time of its expiration or termination, shall again become available for the grant of stock options, or Stock Appreciation Rights under the Plan, unless the Plan shall have been terminated.

      Notwithstanding any other provision in this Plan, no employee of the Corporation or a Subsidiary may receive options, Stock Appreciation Rights, or any combination thereof for more than 1,500,000 shares of common stock of the Corporation over the term of the Plan, as provided in Paragraph 23. For purposes of this 1,500,000 share per-employee limitation, there shall be taken into account all shares covered by stock options and Stock Appreciation Rights granted, to an employee regardless of whether such stock options or Stock Appreciation Rights expire or terminate without being fully exercised.

      The number of shares subject to each outstanding stock option, or Stock Appreciation Right, the option price with respect to outstanding stock options, the grant value with respect to outstanding Stock Appreciation Rights, the aggregate number of shares remaining available under the Plan and the 1,500,000 share per-employee limitation shall be subject to such adjustment as the Committee, in its Discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation; provided, however, that no fractional shares shall be issued pursuant to the Plan, no rights may be granted under the Plan with respect to fractional shares, and any fractional shares resulting from such adjustments shall be eliminated from any outstanding stock option or Stock Appreciation Right.

      6. Participants. The Committee shall determine and designate from time to time, in its Discretion, those key employees of the Corporation or any Subsidiary to receive stock options or Stock Appreciation Rights, who, in the judgment of the Committee, are or will become responsible for the direction and financial success of the Corporation or any Subsidiary; provided, however, that Incentive Options may be granted to key employees of a Subsidiary only if (i) the Corporation owns, directly or indirectly, 50% or more of the total combined voting power of all classes of Stock of the Subsidiary and (ii) the Subsidiary is a corporation. For the purposes of the Plan, key employees shall include officers and directors who are also key employees of the Corporation or any Subsidiary.

      7. Written Agreement. Each stock option and Stock Appreciation Right shall be evidenced by a written Participant Agreement containing such provisions as may be approved by the Committee. Each such Participant Agreement shall constitute a binding contract between the Corporation and the Participant and every Participant, upon acceptance of such Participant Agreement, shall be bound by the terms and restrictions of the Plan and of such Participant Agreement. The terms of each such Participant Agreement shall be in accordance with the Plan, but each Participant Agreement may include such additional provisions and restrictions determined by the Committee, in its Discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.

      8. Allotment of Shares. The Committee shall determine and fix, in its Discretion, the number of shares of common stock with respect to which a Participant may be granted stock options and Stock Appreciation Rights; provided, however, that no Incentive Option may be granted under the Plan to any one Participant where such grant would cause the aggregate fair market value, determined as of the date the option is granted, of underlying stock with respect to which incentive stock options are exercisable for the first time by such Participant during any calendar year under any plan maintained by the Corporation (or any parent or subsidiary corporation of the Corporation) to exceed $100,000.

      9. Stock Options. Subject to the terms of the Plan, the Committee, in its Discretion, may grant to Participants either Incentive Options or Nonqualified Options or any combination thereof. Each option granted under the Plan shall designate the number of shares covered thereby, if any, with respect to which the option is an Incentive Option, and the number of shares covered thereby, if any, with respect to which the option is a Nonqualified Option. The Committee, in its Discretion, may issue reload options (that are Nonqualified Options) in connection with the exercise of previously-granted Nonqualified Options.

      10. Stock Option Price. Subject to the rules set forth in this Paragraph 10, at the time any stock option is granted, the Committee, in its Discretion, shall establish the price per share for which the shares covered by the option may be purchased. With respect to an Incentive Option, such option price shall not be less than 100% of the fair market value of the stock on the date on which such option is granted; provided, however, that with respect to an Incentive Option granted to an employee who at the time of the grant owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of the Corporation or of any parent or Subsidiary, the option price shall not be less than 110% of the fair market value of the stock on the date such option is granted. With respect to a Nonqualified Option, the option price shall not be less than 100% of the fair market value of the stock on the date upon which such option is granted. Fair market value of a share shall be determined by the Committee and may be determined by taking the mean between the highest and lowest quoted selling prices of the Corporation’s common stock on any exchange or other market on which the shares of common stock of the Corporation shall be traded on such date, or if there are no sales on such date, on the next following day on which there are sales. The option price shall be subject to adjustment in accordance with the provisions of Paragraph 5 above.

      11. Payment of Stock Option Price. To exercise in whole or in part any stock option granted hereunder, payment of the option price in full in cash or, with the consent of the Committee, in common stock of the Corporation or by a promissory note payable to the order of the Corporation in a form acceptable to the Committee, shall be made by the Participant for all shares so purchased. Such payment may, with the consent of the Committee, also consist of a cash down payment and delivery of such promissory note in the amount of the unpaid exercise price. In the Discretion of and subject to such conditions as may be established by the Committee, payment of the option price may also be made by the Corporation retaining from the shares to be delivered upon exercise of the stock option that number of shares having a fair market value on the date of exercise equal to the option price of the number of shares with respect to which the Participant exercises the stock option. Such payment may also be made in such other manner as the Committee determines is appropriate, in its Discretion. No Participant shall have any of the rights of a shareholder of the Corporation under any stock option until the actual issuance of shares to said Participant, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Paragraph 5.

      12. Stock Appreciation Rights. Subject to the terms of the Plan, the Committee may grant Stock Appreciation Rights to Participants either in conjunction with, or independently of, any stock options granted under the Plan. A Stock Appreciation Right granted in conjunction with a stock option may be an alternative right wherein the exercise of the stock option terminates the Stock Appreciation Right to the extent of the number of shares purchased upon exercise of the stock option and, correspondingly, the exercise of the Stock Appreciation Right terminates the stock option to the extent of the number of shares with respect to which the Stock Appreciation Right is exercised. Alternatively, a Stock Appreciation Right granted in conjunction with a stock option may be an additional right wherein both the Stock Appreciation Right and the stock option may be exercised. A Stock Appreciation Right may not be granted in conjunction with an Incentive Option under circumstances in which the exercise of the Stock Appreciation Right affects the right to exercise the Incentive Option or vice versa, unless the Stock Appreciation Right, by its terms, meets all of the following requirements:

(a) the Stock Appreciation Right will expire no later than the Incentive Option;

(b) the Stock Appreciation Right may be for no more than the difference between the option price of the Incentive Option and the fair market value of the shares subject to the Incentive Option at the time the Stock Appreciation Right is exercised;

(c) the Stock Appreciation Right is transferable only when the Incentive Option is transferable, and under the same conditions;

(d) the Stock Appreciation Right may be exercised only when the Incentive Option is eligible to be exercised; and

(e) the Stock Appreciation Right may be exercised only when the fair market value of the shares subject to the Incentive Option exceeds the option price of the Incentive Option.

      Upon exercise of a Stock Appreciation Right, a Participant shall be entitled to receive, without payment to the Corporation (except for applicable withholding taxes), an amount equal to the excess of or, in the Discretion of the Committee if provided in the Participant Agreement, a portion of the excess of (i) the then aggregate fair market value of the number of shares with respect to which the Participant exercises the Stock Appreciation Right, over (ii) the aggregate fair market value of such number of shares at the time the Stock Appreciation Right was granted. This amount shall be payable by the Corporation, in the Discretion of the Committee, in cash or in shares of common stock of the Corporation or any combination thereof.

      13. Granting and Exercising Stock Options and Stock Appreciation Rights. Subject to the provisions of this Paragraph 13, each stock option and Stock Appreciation Right granted hereunder shall be exercisable at any such time or times or in any such installments as may be determined by the Committee at the time of the grant; provided, however, that the aggregate fair market value (determined at the time the option is granted) of the common stock with respect to which Incentive Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000.

      A Participant may exercise a stock option or Stock Appreciation Right, if then exercisable, in whole or in part by delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of a stock option, by (i) payment for the shares with respect to which the stock option is exercised in accordance with Paragraph 11, or (ii) in the Discretion of the Committee, irrevocable instructions to a stock broker to promptly deliver to the Corporation full payment for the shares with respect to which the stock option is exercised from the proceeds of the stock broker’s sale of or loan against the shares. Except as provided in Paragraph 17, stock options and Stock Appreciation Rights granted to a Participant may be exercised only while the Participant is an employee of the Corporation or a Subsidiary.

      Successive stock options and Stock Appreciation Rights may be granted to the same Participant, whether or not the stock option(s) and Stock Appreciation Right(s) previously granted to such Participant remain unexercised. A Participant may exercise a stock option or a Stock Appreciation Right, if then exercisable, notwithstanding that stock options and Stock Appreciation Rights previously granted to such Participant remain unexercised.

      14. Non-transferability of Stock Options and Stock Appreciation Rights. No stock option or Stock Appreciation Right granted under the Plan to a Participant shall be transferable by such Participant otherwise than by will or by the laws of descent and distribution, and stock options and Stock Appreciation Rights shall be exercisable, during the lifetime of the Participant, only by the Participant. Notwithstanding the foregoing, in its Discretion and subject to such terms and conditions as it may prescribe, the Committee may permit a Participant to transfer a Nonqualified Option or a related or independently granted Stock Appreciation Right.

      15. Term of Stock Options and Stock Appreciation Rights. If not sooner terminated, each stock option and Stock Appreciation Right granted hereunder shall expire not more than ten (10) years from the date of the granting thereof; provided, however, that with respect to an Incentive Option or a related Stock Appreciation Right granted to a Participant who, at the time of the grant, owns (after applying the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting stock of all classes of stock of the Corporation or of any parent or Subsidiary, such option and Stock Appreciation Right shall expire not more than five (5) years after the date of granting thereof.

      16. Continuation of Employment. The Committee may require, in its Discretion, that any Participant under the Plan to whom a stock option or Stock Appreciation Right shall be granted shall agree in writing as a condition of the granting of such stock option or Stock Appreciation Right to remain in the employ of the Corporation or a Subsidiary for a designated minimum period from the date of the granting of such stock option or Stock Appreciation Right as shall be fixed by the Committee.

      17. Termination of Employment. If the employment of a Participant by the Corporation or a Subsidiary shall terminate, the Committee may, in its Discretion, permit the exercise of stock options and Stock Appreciation Rights granted to such Participant (i) for a period not to exceed three months following termination of employment with respect to Incentive Options or related Stock Appreciation Rights if termination of employment is not due to death or permanent disability of the Participant, (ii) for a period not to exceed one year following termination of employment with respect to Incentive Options or related Stock Appreciation Rights if termination of employment is due to the death or permanent disability of the Participant, and (iii) for a period not to extend beyond the expiration date with respect to Nonqualified Options or related or independently granted Stock Appreciation Rights. In no event, however, shall a stock option or Stock Appreciation Right be exercisable subsequent to its expiration date and, furthermore, unless the Committee in its Discretion determine otherwise, a stock option or Stock Appreciation Right may only be exercised after termination of a Participant’s employment to the extent exercisable on the date of termination of employment or to the extent exercisable as a result of the reason for termination of employment. The period of time, if any, a Participant shall have to exercise stock options or Stock Appreciation Rights upon termination of employment shall be set forth in the Participant Agreement, subject to extension of such time period by the Committee in its Discretion.

      18. Investment Purpose. If the Committee in its Discretion determines that as a matter of law such procedure is or may be desirable, it may require a Participant, upon any acquisition of common stock hereunder (whether by reason of the exercise of stock options or Stock Appreciation Rights) and as a condition to the Corporation’s obligation to issue or deliver certificates representing such shares, to execute and deliver to the Corporation a written statement, in form satisfactory to the Committee, representing and warranting that the Participant’s acquisition of shares of stock shall be for such person’s own account, for investment and not with a view to the resale or distribution thereof and that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (a) a registration statement on an appropriate form under the Securities Act which registration statement has become effective and is current with respect to the shares being offered and sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Corporation as to the availability of such exemption. The Corporation may endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to a Participant under the Plan.

      19. Rights to Continued Employment. Nothing contained in the Plan or in any stock option or Stock Appreciation Right granted pursuant to the Plan, nor any action taken by the Committee hereunder, shall confer upon any Participant any right with respect to continuation of employment by the Corporation or a Subsidiary nor interfere in any way with the right of the Corporation or a Subsidiary to terminate such person’s employment at any time.

      20. Withholding Payments. If upon the exercise of a Nonqualified Option or Stock Appreciation Right, or upon a disqualifying disposition (within the meaning of Section 422 of the Code) of shares acquired upon exercise of an Incentive Option, there shall be payable by the Corporation or a Subsidiary any amount for income tax withholding, in the Committee’s Discretion, either the Corporation shall appropriately reduce the amount of common stock or cash to be delivered or paid to the Participant or the Participant shall pay such amount to the Corporation or Subsidiary to reimburse it for such income tax withholding. The Committee may, in its Discretion, permit Participants to satisfy such withholding obligations, in whole or in part, by electing to have the amount of common stock delivered or deliverable by the Corporation upon exercise of a stock option or Stock Appreciation Right, or by electing to tender common stock back to the Corporation subsequent to exercise of a stock option or Stock Appreciation Right, to reimburse the Corporation or a Subsidiary for such income tax withholding, subject to such rules and regulations as the Committee may adopt. The Committee may make such other arrangements with respect to income tax withholding as it shall determine.

      21. Effectiveness of Plan. The Plan shall be effective on the date the Board of Directors of the Corporation adopts the Plan, provided that the shareholders of the Corporation approve the Plan within 12 months of its adoption by the Board of Directors. Stock options and Stock Appreciation Rights may be granted or awarded prior to shareholder approval of the Plan, but each such stock option, Stock Appreciation Right shall be subject to shareholder approval of the Plan. No stock option or Stock Appreciation Right may be exercised prior to shareholder approval.

      22. Termination, Duration and Amendments of Plan. The Plan may be abandoned or terminated at any time by the Board of Directors of the Corporation. Unless sooner terminated, the Plan shall terminate on the date ten years after its adoption by the Board of Directors, and no stock options or Stock Appreciation Rights may be granted or awarded thereafter. The termination of the Plan shall not affect the validity of any stock option or Stock Appreciation Right outstanding on the date of termination.

      For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors shall have the right, with or without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided, however, that no such amendment or revision shall (i) without approval or ratification of the shareholders of the Corporation (A) increase the maximum number of shares in the aggregate which are subject to the Plan (subject, however, to the provisions of Paragraph 5), (B) increase the maximum number of shares for which any Participant may be granted stock options or Stock Appreciation Rights under the Plan (except as contemplated by Paragraph 5), (C) change the class of persons eligible to be Participants under the Plan, or (D) materially increase the benefits accruing to Participants under the Plan, or (ii) without the consent of the holder thereof, change the stock option price (except as contemplated by Paragraph 5) or alter or impair any stock option or Stock Appreciation Right which shall have been previously granted under the Plan.

      As adopted by the Board of Directors on March 6, 2002 and approved by Shareholders on May [15], 2002.

PHMCM-PS-01

DETACH HERE	ZPHMC2

PULTE HOMES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PULTE HOMES, INC.
ANNUAL MEETING OF SHAREHOLDERS — May 15, 2002

The undersigned authorizes each of William J. Pulte and Mark J. O’Brien, with full power of substitution and resubstitution, to represent and vote the undersigned’s stock as his, her or its proxy at the annual meeting of Pulte’s shareholders to be held May 15, 2002, and at any adjournments thereof.

The shares represented by this proxy will be voted in accordance with specifications made herein. If no specifications are made, this proxy will be voted FOR each of the following proposals:

(1)	the election of the nominees for director listed on the reverse side of this proxy card;

(2)	the amendment of Pulte’s Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares, $0.01 par value, to 200,000,000 shares, $0.01 par value; and

(3)	the adoption of the Pulte Homes, Inc. 2002 Stock Incentive Plan for Key Employees.

PLEASE MARK, DATE AND SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

The signature of the shareholder should correspond exactly with the name set forth on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such, and where more than one name appears, a majority of them must sign. If the shareholder is a corporation, an authorized officer of the corporation should sign this proxy card and should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

PULTE HOMES, INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

DETACH HERE	ZPHMC1

Please mark votes as in this example.

PULTE HOMES, INC.
The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3.

1. The election of four Directors for terms expiring in 2005:	(01)	D. Kent Anderson
	(02)	Mark J. O’Brien
	(03)	John J. Shea
	(04)	William B. Smith
The election of one Director for term expiring in 2004:	(05)	Michael B. Rossi
The election of one Director for term expiring in 2003:	(06)	Bernard W. Reznicek

FOR	WITHHELD
ALL	FROM ALL
NOMINEES	NOMINEES

NOTE: If you do not wish your shares voted “FOR” a particular nominee, mark the box above and write the name(s) of such nominee(s) on the line above. Your shares will be voted for the remaining nominee(s).

		FOR	AGAINST	ABSTAIN
2.	A proposal to amend Pulte Homes, Inc.’s Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares, $0.01 par value, to 200,000,000 shares, $0.01 par value; and
		FOR	AGAINST	ABSTAIN
3.	A proposal to adopt the Pulte Homes, Inc. 2002 Stock Incentive Plan for Key Employees.

4.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

Mark the box at the right if you noted an address change or comment on the reverse side of this card

The undersigned acknowledges receipt of the notice of the annual meeting of Pulte’s shareholders, the related proxy statement and the Annual Report for 2001.

The signature of the shareholder should correspond exactly with the name set forth on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such, and where more than one name appears, a majority of them must sign. If the shareholder is a corporation, an authorized officer of the corporation should sign this proxy card and should state his or her title.

The undersigned revokes any proxy or proxies previously gave to vote such stock. The undersigned ratifies and confirms any actions that the persons holding the undersigned’s proxy, or their substitutes, by virtue of this executed card take in accordance with the proxy granted hereunder. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all the powers of said attorneys and proxies.

Signature:	Date:	Signature:	Date: